Exhibit 99.1

LGL GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

ORLANDO, FL, March 30, 2020 – The LGL Group, Inc. (the “Company” or “LGL”; NYSE American: LGL), announced its financial results for the year ended December 31, 2019.

Management will host a conference call today at 4:30 p.m. ET to review the Company's 2019 annual results. Participants are invited to access the call by dialing (844) 401-3350 (United States), or (248) 847-2523 (international) approximately fifteen minutes before the conference start time and provide the conference ID 1164487.

•	Balance Sheet Cash Strength bolstered by approximately $3.6 million as a result of sales of 263,725 shares under the Company’s ATM Program.
•	Positive January and February Monthly order trends were roughly in line with internal expectations for the First Quarter.
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COVID-19 impact to customers or the supply chain is still evolving.  Orlando headquarters is operating as an essential business however its supply chain may be impacted with its India facility suspending operations due to local government decree.

Fourth Quarter

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Revenues increased 37.5%; increase for the fourth quarter of 2019 is $8.8 versus $6.4 million reported for the fourth quarter of 2018, and up from revenues of $8.6 million reported for the third quarter of 2019.

•	Adjusted EBITDA grew to $1.2 million from $0.4 million.
•	EPS rose to $0.19 per share from $0.05 per share, on a diluted basis.

Full Year

•	Annual revenues increased 28.3% to $31.9 million versus $24.9 million reported for 2019, an increase of $7.0 million.
•	Adjusted EBITDA was $4.0 million versus $1.9 million.
•	EPS rose to $1.41 per share from $0.29 per share, on a diluted basis.
•	Backlog up 24.9% at $21.9 million as of the fourth quarter of 2019 vs. $17.5 million for the fourth quarter of 2018, with a decrease of $1.4 million from the third quarter of 2019 of $23.3 million.

Ivan Arteaga, President and Chief Executive Officer said, “The balance sheet cash position has improved into the year by the addition of $3.6 million from the successful implementation of the Company’s ATM Program. We also saw positive monthly sales trends continued from the 4th quarter as defense customers added to their bookings since December.”

Regarding the COVID-19 impacts, Mr. Arteaga added, “While our current business and visibility appears to remain healthy, it is still too early to have complete visibility on the COVID-19 impact to supply chains, customers, or production. Our Noida, India facility has been impacted by the Indian government’s nationwide lockdown, beginning March 25, 2019 until April 15, 2019, and all production activities have ceased, and our contingency initiative has been activated. The production from Noida historically represents about one-third of our consolidated revenues.”

FOURTH QUARTER RESULTS – In 2019, LGL’s fourth quarter revenues increased $2.4 million, or 37.5%, to $8.8 million compared to $6.4 million for the corresponding quarter in 2018. Adjusted EBITDA was $1.2 million in the fourth quarter of 2019 versus $0.4 million in the fourth quarter of 2018.

FULL YEAR RESULTS – The Company recorded revenues of $31.9 million for 2019 and adjusted EBITDA of $4.0 million compared to 2018 revenues of $24.9 million and adjusted EBITDA of $1.9 million. Almost 60% of the revenue improvement resulted from our top four customers.

EARNINGS PER SHARE – Diluted earnings per share from ongoing operations, during the fourth quarter were $0.19 per share in 2019 as compared to $0.05 per share in 2018. The full year diluted earnings per share were $1.41 in 2019 and $0.29 in 2018. Included within the diluted earnings was $3.3 million, or $0.67 per diluted share from the reversal of valuation allowances on our deferred tax assets. Weighted average shares outstanding at December 31, 2019 were 4.98 million versus 4.88 million at December 31, 2018.

BALANCE SHEET – LGL’s balance sheet continued to improve in 2019 as a result of strong cash from operations. The balance sheet at yearend 2019 reflects a net cash position, including marketable securities and with no financial debt of $18.1 million at December 31, 2019 compared to $19.3 million at December 31, 2018. The 2019 cash balance was reduced by LGL’s investment in an unconsolidated subsidiary (see below) in November 2019.

EQUITY INVESTMENT IN UNCONSOLIDATED SUBSIDIARY – In the fourth quarter of 2019, LGL invested $3.35 million into LGL Acquisition Holdings (“Sponsor”), the sponsor of LGL Acquisition Inc. (the “SPAC”), a blank-check holding company created to identify and approve an acquisition in the Aerospace and Defense industries. In the fourth quarter of 2019, the SPAC raised $172.5 million from investors that will be held in trust for its acquisition purpose. Our investment in the Sponsor is recorded as an equity method investment.

CAPITAL EXPENDITURES – For 2019, capital expenditures were $1.0 million, of which $0.6 million was for ongoing maintenance expenditure, including a new roof for our Orlando facility and $0.3 million was expended to increase capacity for certain high demand products. Our current capital plan calls for modest incremental year over year investment to improve direct labor efficiency and enhance line capacity in targeted high demand product lines.

OPERATING STATISTICS – As of December 31, 2019, the company’s backlog increased 24.9% to $21.9 million as compared to $17.5 million in 2018. Book-to-bill declined to 1.136:1 as shipments increased while backlog continued to grow. LGL continues to benefit from strong performance from the Company’s sales teams.

Our summary operating statistics are as follows:

	Quarter ended
	December 31,		Change
(Amounts in millions, except book:bill)	2019	2018	$	%
Bookings (Sales)	7,411	7,874	(463)	(5.9%)
Shipments (Revenues)	8,839	6,430	2,409	37.5%
Book:Bill	0.838	1.225	(0.386)	(31.5%)

	Fiscal Year ended
	December 31,		Change
(Amounts in millions, except book:bill)	2019	2018	$	%
Bookings (Sales)	36,248	30,662	5,586	18.2%
Shipments (Revenues)	31,897	24,870	7,027	28.3%
Book:Bill	1.136	1.233	(0.096)	(7.8%)
Ending Backlog	21,856	17,505	4,351	24.9%

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

The LGL Group, Inc.

Ivan Arteaga, 407-298-2000

CEO

iarteaga@lglgroup.com

or

James Tivy, (407) 298-2000

CFO

jtivy@lglgroup.com

THE LGL GROUP, INC.

Consolidated Statements of Operations

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share amounts)	2019	2018	2019	2018
REVENUES	$8,839	$6,430	$31,897	$24,870
Costs and expenses:
Manufacturing cost of sales	5,411	4,068	19,381	15,211
Engineering, selling and administrative	2,401	2,056	9,077	8,229
OPERATING INCOME	1,027	306	3,439	1,430
Total other income (expense), net	117	(25)	470	140
INCOME BEFORE INCOME TAXES	1,144	281	3,909	1,570
Income tax provision (benefit)	179	19	(3,107)	165
NET INCOME	$965	$262	$7,016	$1,405

Weighted average number of shares used in basic EPS calculation	4,917,854	4,825,521	4,883,923	4,748,609
Weighted average number of shares used in diluted EPS calculation	4,978,336	4,951,977	4,977,595	4,875,031
BASIC NET INCOME PER COMMON SHARE	$0.20	$0.05	$1.44	$0.30
DILUTED NET INCOME PER COMMON SHARE	$0.19	$0.05	$1.41	$0.29

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$12,453	$15,508
Marketable securities	5,631	3,775
Accounts receivable, net	4,445	3,394
Inventories, net	6,016	4,466
Prepaid expenses and other current assets	365	242
Total Current Assets	28,910	27,385
Property, plant, and equipment, net	2,831	2,086
Right-of-use lease asset	331	-
Equity investment in unconsolidated subsidiary	3,334	-
Intangible assets, net	402	477
Deferred income taxes, net	3,307	127
Other assets, net	102	-
Total Assets	$39,217	$30,075
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,324	2,752
Total Stockholders' Equity	34,893	27,323
Total Liabilities and Stockholders' Equity	$39,217	$30,075

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income adjusted to exclude depreciation and amortization expense, interest income (expense), provision (benefit) for income taxes, stock-based compensation expense and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share amounts)	2019	2018	2019	2018
Net income before income taxes	$1,144	$281	$3,909	$1,570
Interest income	(1)	(1)	(2)	(2)
Depreciation and amortization	128	121	493	492
Non-cash stock compensation	95	45	112	64
Investment (income) loss	(147)	3	(493)	(203)
Recovery of note receivable	—	—	—	(4)
Adjusted EBITDA	$1,219	$449	$4,019	$1,917
Basic per share information:
Weighted average shares outstanding	4,917,854	4,825,521	4,883,923	4,748,609
Adjusted EBITDA per share	$0.25	$0.09	$0.82	$0.40
Diluted per share information:
Weighted average shares outstanding	4,978,336	4,951,977	4,977,595	4,875,031
Adjusted EBITDA per share	$0.24	$0.09	$0.81	$0.39